CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Buffered Step Performance Securities due 2015	$8,585,340	$996.76

Pricing Supplement No. 967 Registration Statement No. 333-156423 Dated September 27, 2011 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Buffered Step Performance Securities
Linked to the S&P 500® Index due September 30, 2015.

Investment Description

The Buffered Step Performance Securities (the “Securities”) are unsubordinated and unsecured debt obligations of Morgan Stanley with returns linked to the performance of the S&P 500® Index (the “underlying index”). If the index return is zero or positive, Morgan Stanley will pay you at maturity the principal amount plus a return equal to the greater of (i) the index return and (ii) the step return of 40%. If the index return is negative but the underlying index’s percentage decline is equal to or less than the 20% buffer amount, Morgan Stanley will pay the principal amount at maturity.  If the underlying index’s percentage decline exceeds the 20% buffer amount, you will be exposed to the negative index return below -20% and Morgan Stanley will pay you less than your full principal amount at maturity resulting in a loss of 1% of your principal for every 1% decline in the underlying index in excess of the 20% buffer amount. Investing in the Securities involves significant risks.  Morgan Stanley will not pay any interest on the Securities. You may lose up to 80% of your principal amount. The downside exposure to the underlying index is buffered only if you hold the Securities to maturity. Any payment on the Securities is subject to the creditworthiness of Morgan Stanley. If Morgan Stanley were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates
❑ Growth Potential with a Step Return Feature: If the index return is zero or positive, Morgan Stanley will repay your principal amount at maturity and pay a return equal to the greater of the index return and the step return of 40%.
Pricing Date Original Issue Date Valuation Date* Maturity Date*	September 27, 2011 September 30, 2011 September 24, 2015 September 30, 2015
❑ Buffered Downside Market Exposure: If the index return is negative but the percentage decline of the underlying index is less than the 20% buffer amount, Morgan Stanley will repay the full principal amount at maturity.  However, if the index return is negative and the percentage decline of the underlying index exceeds the 20% buffer amount, Morgan Stanley will pay less than the full principal amount at maturity resulting in a loss to investors of 1% of principal for every 1% decline in the underlying index in excess of 20%.  Accordingly, you could lose up to 80% of your initial investment. The downside exposure to the index is buffered only if you hold the Securities to maturity. Accordingly, you may receive significantly less than the principal amount if you sell the Securities prior to maturity even if the underlying index has not declined by more than the 20% buffer amount. Any payment on the Securities is subject to the creditworthiness of Morgan Stanley.

*     Subject to postponement in the event of a market disruption event or non-index business days.  See “Description of Securities––Postponement of Valuation Date(s)” in the accompanying prospectus supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF ANY PRINCIPAL AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING INDEX, SUBJECT TO THE BUFFER AMOUNT. YOU MAY LOSE UP TO 80% OF YOUR INITIAL INVESTMENT. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF MORGAN STANLEY. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-20 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT IN CONNECTION WITH YOUR INVESTMENT IN THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering
We are offering Buffered Step Performance Securities Linked to the S&P 500® Index.  The Securities are offered at a minimum investment of 100 Securities at the price to public described below.
S&P 500 Bloomberg Symbol	S&P 500 Initial Index Value	Buffer Amount	Step Return	CUSIP	ISIN
SPX	1,175.38	20%	40%	61760P684	US61760P6842
See “Additional Information about Morgan Stanley and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus and prospectus supplement and this pricing supplement.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.
The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
	Price to Public	Underwriting Discount(1)	Proceeds to Morgan Stanley
Per Security	$10.00	$0.30	$9.70
Total	$8,585,340	$257,560.20	$8,327,779.80
(1)
Selected dealers, including UBS Financial Services Inc., and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.30 for each $10.00 Security they sell. See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 12 of this pricing supplement.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 12 of this pricing supplement.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley and the Securities

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the SEC for the offering to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Prospectus supplement dated July 28, 2011:

http://www.sec.gov/Archives/edgar/data/895421/000095010311003064/dp25484_424b2-jump.htm

t	Prospectus dated December 23, 2008:

http://www.sec.gov/Archives/edgar/data/895421/000095010308003004/dp12129_424b2-debt.htm

References to “Morgan Stanley,” “we,” “our” and “us” refer to Morgan Stanley. In this document, the “Securities” refers to the Buffered Step Performance Securities that are offered hereby. Also, references to the accompanying “prospectus” and “prospectus supplement” mean the Morgan Stanley prospectus dated December 23, 2008 and the Morgan Stanley prospectus supplement dated July 28, 2011, respectively.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

t You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 80% of your principal amount.

t You can tolerate a loss of up to 80% of your investment and are willing to make an investment that has similar downside market risk as the underlying index, subject to the buffer amount at maturity.

t You believe that the level of the underlying index will appreciate over the term of the Securities.

t You would be willing to invest in the Securities with a step return of 40%.

t You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.

t You do not seek current income from your investment and are willing to forgo dividends paid on the stocks that underlie the underlying index.

t You are willing to hold the Securities, which have a term of 4 years, to maturity and accept the risk that there may be little or no secondary market for the Securities.

t You are willing to assume the credit risk of Morgan Stanley for all payments under the Securities, and understand that if Morgan Stanley defaults on its obligations you may not receive any amounts due to you.

t You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 80% of your principal amount.

t You require an investment designed to provide for the repayment of your full initial investment at maturity.

t You cannot tolerate a loss of up to 80% of your investment and are unwilling to make an investment that has similar downside market risk as the underlying index, subject to the buffer amount at maturity.

t You would be unwilling to invest in the Securities with a step return of 40%.

t You do not seek an investment linked to the underlying index or you believe that the level of the underlying index will not appreciate or will decline over the term of the Securities.

t You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.

t You seek current income from this investment or prefer to receive the dividends paid on the stocks that underlie the underlying index.

t You are unable or unwilling to hold the Securities, which have a term of 4 years, to maturity or you seek an investment for which there will be an active secondary market.

t You are not willing or are unable to assume the credit risk of Morgan Stanley for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 6 of this pricing supplement, “Risk Factors” beginning on page S-20 of the accompanying prospectus supplement and “Risk Factors” beginning on page 5 of the accompanying prospectus for risks related to an investment in the Securities.

Final Terms	Investment Timeline
Issuer:	Morgan Stanley
Principal Amount:	$10.00 per Security, subject to a minimum investment of 100 Securities.
Term:	Four years
Underlying Index:	The S&P 500® Index
Step Return:	40% Please note that the accompanying prospectus supplement refers to this concept as the “upside payment.”
Payment at Maturity per Security:
If the index return is zero or positive,

Morgan Stanley will pay you a cash amount per Security equal to:

$10.00 + ($10.00 × the greater of
(i) step return and (ii) index return)

If the index return is negative but the underlying index’s percentage decline is equal to or less than the buffer amount,
Morgan Stanley will pay you a cash amount per Security equal to:

$10.00

If the index return is negative and the underlying index’s percentage decline exceeds the buffer amount,

Morgan Stanley will pay you a cash amount per Security equal to:

$10.00 + [$10.00 × (index return + buffer amount)]

The Securities are exposed to the negative return of the underlying index in excess of the buffer amount and, as a result, you risk a loss of up to 80% of your principal amount.

Buffer amount:	20%
Index Return:
The return of the underlying index calculated as follows:
final index value – initial index value
initial index value
Please note that the prospectus supplement refers to this concept as the “index percent change.”

Initial Index Value:	1,175.38, which is the index closing value of the underlying index on the pricing date as published by the index publisher, as determined by the calculation agent.
Final Index Value:	The index closing value of the underlying index on the valuation date as published by the index publisher, as determined by the calculation agent.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 80% OF YOUR INITIAL INVESTMENT.  ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF MORGAN STANLEY.  IF MORGAN STANLEY WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Hypothetical Payments on the Securities at Maturity

The following table and examples illustrate the payment at maturity on the Securities for a range of returns for the underlying index. The hypothetical examples are based on the values set forth below to illustrate how the Securities work and do not reflect the actual initial index value.  The actual initial index value is specified on the cover of this pricing supplement.

t Hypothetical initial index value: 1,200 t Step return: 40%	t Principal amount (per Security): $10.00 t Buffer amount: 20%

Final Index Value	Index Return	Payment at Maturity (Per Security)	Total Return on the Securities
2,400	100%	$20.00	100%
2,280	90%	$19.00	90%
2,160	80%	$18.00	80%
2,040	70%	$17.00	70%
1,920	60%	$16.00	60%
1,800	50%	$15.00	50%
1,692	41%	$14.10	41%
1,680	40%	$14.00	40%
1,560	30%	$14.00	40%
1,440	20%	$14.00	40%
1,320	10%	$14.00	40%
1,260	5%	$14.00	40%
1,200	0%	$14.00	40%
1,140	-5%	$10.00	0%
1,080	-10%	$10.00	0%
960	-20%	$10.00	0%
840	-30%	$9.00	-10%
720	-40%	$8.00	-20%
600	-50%	$7.00	-30%
480	-60%	$6.00	-40%
360	-70%	$5.00	-50%
240	-80%	$4.00	-60%
120	-90%	$3.00	-70%
0	-100%	$2.00	-80%

Example 1 – The level of the index increases by 50% from the initial index value of 1,200 to the final index value of 1,800.

Because the index return is positive and is greater than the step return, we pay $10.00 + ($10.00 × index return), or $10.00 + ($10.00 × 50%) = $15.00 at maturity per Security. This represents a 50% gain on the initial investment.

Example 2 – The final index value is equal to the initial index value of 1,200.

Because the index return is zero and is less than the step return, we pay $10.00 + ($10.00 × step return), or $10.00 + ($10.00 × 40%) = $14.00 at maturity per Security. This represents a 40% gain on the initial investment.

Example 3 – The level of the index decreases by 10% from the initial index value of 1,200 to the final index value of 1,080.

Because the index return is negative but the underlying index’s percentage decline is less than the 20% buffer amount, we pay the principal amount of $10.00 at maturity per Security. There is no gain on the initial investment.

Example 4 – The level of the index decreases by 30% from the initial index value of 1,200 to the final index value of 840.

Because the index return is negative and the underlying index’s percentage decline of 30% exceeds the 20% buffer amount, we pay $10.00 + [$10.00 × (index return + buffer amount)], or $10.00 + [$10.00 × (-30% + 20%)] = $9.00 at maturity per Security. This represents a 10% loss on the initial investment. If the underlying index declines by more than 20%, you will lose 1% of your principal amount for each 1% decline in the underlying index in excess of the 20% buffer amount. In this case, you could lose up to 80% of your principal amount.

Any payment on the Securities is subject to the creditworthiness of Morgan Stanley.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus supplement and prospectus. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

t
You may lose up to 80% of your investment —The Securities differ from conventional debt securities in that they do not guarantee the repayment of the full principal amount at maturity. The return on the Securities at maturity is linked to the performance of the underlying index and will depend on whether, and the extent to which, the return of the underlying index is positive or negative. If the return of the underlying index is negative and the underlying index’s percentage decline exceeds the 20% buffer amount, you will be exposed to such excess decline and the issuer will pay you an amount at maturity that is less than the principal amount by an amount proportionate to the decline of the underlying index over the term of the Securities, plus the buffer amount, and you will lose up to 80% of your initial investment.

t
Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Securities — Investors are dependent on our ability to pay all amounts due on the Securities at maturity, and, therefore, investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

t
The buffered downside market exposure applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them for a loss even if the underlying index has not declined by more than the buffer amount at the time of sale.

t
The step return applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the step return, and the return you realize may be less than the return of the underlying index even if such return is positive.

t	No interest payments — Morgan Stanley will not make any interest payments with respect to the Securities.

t
Owning the Securities is not the same as owning the index constituent stocks — The return on your Securities may not reflect the return you would realize if you actually owned the constituent stocks of the underlying index. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities.  In addition, as an owner of the Securities, you will not have voting rights or any other rights that holders of the index constituent stocks may have.

t
Equity market risk — The return on the Securities, which may be positive or negative, is directly linked to the performance of the underlying index and indirectly linked to the value of the constituent stocks of the underlying index.  The index closing values of the underlying index can rise or fall sharply due to factors specific to such index or any of the constituent stocks included in such index, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

t
Morgan Stanley cannot control actions taken by the index sponsor and the index sponsor has no obligation to consider your interests — Morgan Stanley and its affiliates are not affiliated with Standard & Poor’s Financial Services LLC, the sponsor of the underlying index (the ‘‘index sponsor’’) and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The index sponsor is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions or making any judgments that might affect the market value of your Securities.

t
There may be little or no secondary market for the Securities — The Securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Securities.  Morgan Stanley & Co. LLC (“MS & Co.”) may, but is not obligated to, make a market in the Securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were not to make a market in the Securities, it is likely that there would be no secondary market for the Securities.  Accordingly, you should be willing to hold your Securities to maturity.

t
No assurance that the investment view implicit in the Securities will be successful —  It is impossible to predict whether and the extent to which the index closing values of the underlying index will rise or fall.  There can be no assurance that the final index value of the underlying index will be at or above its initial index value so as to ensure a positive return on the Securities.  Moreover, there can be no assurance that the final index value of the underlying index will not decline by more than 20% from the initial index value, which would expose investors to a negative return on the Securities equal to the percentage decline in the underlying index in excess of the buffer amount. The final index value of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying index and the issuers of the stocks in the underlying index.  You should be willing to accept the risks of owning equities in general and the index constituent stocks in particular, and the risk of losing up to 80% of your initial investment.

t
Changes affecting the underlying index could have an adverse effect on the value of the Securities — The policies of the index sponsor concerning additions, deletions and substitutions of the index constituent stocks for the underlying index and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the level of the underlying index. The policies of the index sponsor with respect to the calculation of the underlying index could also adversely affect the level of the underlying index. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. Any such actions could have an adverse effect on the value of the Securities.

t
Price of the Securities prior to maturity —The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the index closing values of the underlying index; the volatility of the underlying index; the dividend rate paid on the index constituent stocks; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and any actual or anticipated changes in our credit ratings or credit spreads.

t
Impact of fees on the secondary market price of the Securities — Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities as well as the cost of hedging our obligations under the Securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

t
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Securities — One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the Securities (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value and, therefore, could have increased the value at or above which the underlying index must close on the valuation date before you would receive a payment at maturity that exceeds your initial investment in the Securities.  Additionally, such hedging or trading activities during the term of the Securities, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash you will receive at maturity.

t
Potential conflict of interest — Morgan Stanley and its affiliates may engage in business related to the underlying index or index constituent stocks, which may present a conflict between the obligations of Morgan Stanley and you, as a holder of the Securities. The calculation agent, an affiliate of the issuer, will determine the index return of the underlying index and calculate the payment at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.

t
Potentially inconsistent research, opinions or recommendations by Morgan Stanley or UBS Financial Services Inc. — Morgan Stanley and its affiliates, or UBS Financial Services Inc. and its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the index closing values of the underlying index, and therefore the market value of the Securities.

t
The U.S. Federal Income Tax Consequences of an Investment in the Securities are Unclear — Please read the discussion under “What Are the Tax Consequences of an Investment in the Securities?” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income.  The risk that the Securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with non-buffered equity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

What Are the Tax Consequences of the Securities?

Although the issuer believes that, under current law, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities.

Assuming this treatment of the Securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement, the following U.S. federal income tax consequences should result based on current law:

t	a U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange, and

t
upon sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the Securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Securities should read the discussion under “Key Risks – The U.S. Federal Income Tax Consequences of an Investment in the Securities are Unclear” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement.

License Agreement between S&P and Morgan Stanley. “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P and have been licensed for use by Morgan Stanley.  For more information, see “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement.

Historical Information

The following table sets forth the quarterly high and low index closing values, as well as end-of-quarter index closing values, for the underlying index from January 1, 2006 through September 27, 2011.  The related graph sets forth the daily closing values of the underlying index for the same time period. The index closing value of the S&P 500® on September 27, 2011 was 1,175.38.  We obtained the closing values and other information below from Bloomberg Financial Markets, without independent verification.  Past performance of the underlying index is not indicative of its future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2006	3/31/2006	1,307.25	1,254.78	1,294.83
4/1/2006	6/30/2006	1,325.76	1,223.69	1,270.20
7/1/2006	9/30/2006	1,339.15	1,234.49	1,335.85
10/1/2006	12/31/2006	1,427.09	1,331.32	1,418.30
1/1/2007	3/31/2007	1,459.68	1,374.12	1,420.86
4/1/2007	6/30/2007	1,539.18	1,424.55	1,503.35
7/1/2007	9/30/2007	1,553.08	1,406.70	1,526.75
10/1/2007	12/31/2007	1,565.15	1,407.22	1,468.36
1/1/2008	3/31/2008	1,447.16	1,273.37	1,322.70
4/1/2008	6/30/2008	1,426.63	1,278.38	1,280.00
7/1/2008	9/30/2008	1,305.32	1,106.39	1,166.36
10/1/2008	12/31/2008	1,161.06	752.44	903.25
1/1/2009	3/31/2009	934.70	676.53	797.87
4/1/2009	6/30/2009	946.21	811.08	919.32
7/1/2009	9/30/2009	1,071.66	879.13	1,057.08
10/1/2009	12/31/2009	1,127.78	1,025.21	1,115.10
1/1/2010	3/31/2010	1,174.17	1,056.74	1,169.43
4/1/2010	6/30/2010	1,217.28	1,030.71	1,030.71
7/1/2010	9/30/2010	1,148.67	1,022.58	1,141.20
10/1/2010	12/31/2010	1,259.78	1,137.03	1,257.64
1/1/2011	3/31/2011	1,343.01	1,256.88	1,325.83
4/1/2011	6/30/2011	1,363.61	1,265.42	1,320.64
7/1/2011	9/27/2011*	1,353.22	1,119.46	1,175.38

*Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The original issue price of the Securities includes the agent’s commissions paid with respect to the Securities and the cost of hedging our obligations thereunder.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking positions in the stocks constituting the underlying index; in futures or options contracts on the underlying index or their component stocks listed on major securities markets.  Such purchase or sale activity could have affected the value of the underlying index, and therefore could have increased the value at or above which the underlying index must close on the valuation date before you would receive at maturity a payment that exceeds your initial investment in the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the valuation date, by purchasing and selling the stocks constituting the underlying index; in futures or options contracts on the underlying index or its component stocks listed on major securities markets; or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the value of the underlying index and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Smith Barney LLC or their respective affiliates or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering.  We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document.  UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission that will not exceed 3% for each Security it sells.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the securities underlying the underlying index in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by Morgan Stanley and authenticated by the trustee pursuant to the Senior Debt Indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated March 24, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by Morgan Stanley on March 24, 2011.